The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




         Subject to completion, Pricing Supplement dated April 29, 2005

PROSPECTUS Dated November 10, 2004                   Pricing Supplement No.45 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)


                                  $
                                 Morgan Stanley
                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                               -------------------
                  Capital Protected Notes due December 30, 2008
                 Based on the Value of the MSCI(R) EAFE(R) Index

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of the MSCI(R) EAFE(R) Index over the term of the notes, as described in this pricing supplement.

o    The principal amount and issue price of each note is $10.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $10 per note plus a supplemental redemption amount, if any, equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

     o    The initial index value will equal         , the closing value of the
          MSCI EAFE Index on the day we price the notes for initial sale to the public.

     o The final average index value will equal the arithmetic average of the closing values of the MSCI EAFE Index on December 30, 2005, December 30, 2006, December 30, 2007 and December 26, 2008, which we refer to as the determination dates.

o If the final average index value of the MSCI EAFE Index is less than or equal to the initial index value, you will receive only the principal amount of $10 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the MSCI EAFE Index or its component stocks.

o We will apply to list the notes to trade under the proposed symbol "EEC" on the American Stock Exchange LLC, which we refer to as the AMEX, but it is not possible to predict whether the notes will met the AMEX listing requirements.

o    The CUSIP number for the notes is 61746Y361.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

                               ------------------
                               PRICE $10 PER NOTE
                               ------------------

                             Price to             Agent's           Proceeds to
                              Public          Commissions(1)          Company
                             --------         --------------        -----------
Per note................        $                   $                   $
Total...................        $                   $                   $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Description of Notes--Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is based on the performance of the MSCI(R) EAFE(R) Index. These notes combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying MSCI EAFE Index. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

     "MSCI(R)" and "EAFE(R)" are trademarks of Morgan Stanley Capital International and have been licensed for use by Morgan Stanley.

Each note costs $10        We, Morgan Stanley, are offering you Capital
                           Protected Notes due December 30, 2008 Based on the
                           Value of the MSCI(R) EAFE(R) Index, which we refer to as the notes. The principal amount and issue price of each note is $10.

                           The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

Payment at maturity        Unlike ordinary debt securities, the notes do not pay
                           interest. Instead, at maturity, you will receive the
                           principal amount of $10 per note, plus a supplemental
                           redemption amount if the final average index value of
                           the MSCI EAFE Index is greater than the initial index
                           value. The initial index value is               , the
                           closing value of the MSCI EAFE Index on the day we price the notes for initial sale to the public. The final average index value will be the arithmetic average of the closing values of the MSCI EAFE Index on December 30, 2005, December 30, 2006, December 30,
                           2007 and December 26, 2008, which we refer to as the determination dates. If the scheduled final determination date is not an index business day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed. In no event, however, will the payment at maturity be less than the principal amount of $10.

                                        100% Principal Protection

                           At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount
                                        Based on the MSCI EAFE Index

                           The supplemental redemption amount will be equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value. If the final average index value is greater than the initial index value, the supplemental redemption amount will be calculated as follows:

                              supplemental             (final average index value -
                           redemption amount =  $10 x     initial index value)
                                                       ----------------------------
                                                          initial index value

                           where
                           initial index value =       , the closing value of the MSCI
                                                 EAFE Index on the day we
                                                 price the notes for initial
                                                 sale to the public
                           final average       = the arithmetic average of the closing
                           index value           values of the MSCI EAFE Index  on each of
                                                 the four determination dates, as calculated
                                                 by the calculation agent on the final
                                                 determination date

                           If the final average index value is less than or equal to the initial index value, the supplemental redemption amount will be zero. In that case, you will receive only the principal amount of $10 for each note that you hold and will not receive any supplemental redemption amount.

                           You can review the historical values of the MSCI EAFE Index in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the MSCI EAFE Index is not reflected in the level of the MSCI EAFE Index and, therefore, has no effect on the calculation of the payment at maturity.

MSCI EAFE Index            The MSCI EAFE Index is a stock index calculated,
                           published and disseminated daily by Morgan Stanley
                           Capital International Inc., or MSCI, a majority-owned subsidiary of Morgan Stanley, and is comprised of the equity securities underlying the MSCI indexes of 19 selected countries in Europe and Asia, as well as Australia and New Zealand. Closing prices of the equity securities underlying the MSCI indexes, which we refer to as component securities, are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index. Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. For further information regarding the MSCI EAFE Index and currency exchange rate risk, see "Risk Factors--The notes are subject to currency exchange risk" and "Description of Notes--The MSCI EAFE Index."

MS & Co. will be the       We have appointed our affiliate, Morgan Stanley & Co.
calculation agent          Incorporated, which we refer to as MS & Co., to act
                           as calculation agent for JPMorgan Chase Bank, N.A.
                           (formerly known as JPMorgan Chase Bank), the trustee for our senior notes. As calculation agent, MS & Co.
                           will determine the initial index value, the final average index value, the percentage change in the MSCI EAFE Index and the supplemental redemption amount, if any, you will receive at maturity.

MSCI is our                MSCI, which owns the MSCI EAFE Index and the indices
subsidiary                 comprising the MSCI EAFE Index, which we refer to as
                           component country indices, is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the MSCI EAFE Index, including decisions regarding the calculation of the MSCI EAFE Index, such as the addition and deletion of component country indices and component securities and other methodological modifications of the MSCI
                           EAFE

                           Index. The actions and judgments of MSCI may affect the value of the MSCI EAFE Index and, consequently, could adversely affect the value of the notes. You should read about certain potentially adverse economic interests that may exist because of our affiliation with MSCI in the section called "Risk Factors." The economic interests of the calculation agent and other of our associates are potentially adverse to your interests.

The notes will be treated  The notes will be treated as "contingent payment debt
as contingent payment      instruments" for U.S. federal income tax purposes, as
debt instruments for       described in the section of this pricing supplement
U.S. federal income        called "Description of Notes--United States Federal
tax purposes               Income Taxation." Under this treatment, if you are a
                           U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                           (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                           "Description of Notes--United States Federal Income
                           Taxation" and the sections called "United States
                           Federal Taxation--Notes--Notes Linked to Commodity
                           Prices, Single Securities, Baskets of Securities or
                           Indices" and "United States Federal Taxation--Backup
                           Withholding" in the accompanying prospectus supplement.

                           If you are a non-U.S. investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S.
                           Holders."

                           You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more    The notes are senior notes issued as part of our
information on the notes   Series F medium-term note program. You can find a
                           general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of
                           Notes--Floating Rate Notes" and "--Notes Linked to
                           Commodity Prices, Single Securities, Baskets of
                           Securities or Indices."

                           Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us            You may contact your local Morgan Stanley branch
                           office or our principal executive offices at 1585
                           Broadway, New York, New York 10036 (telephone number
                           (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average index value is greater than the initial index value, for each $10 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $10. The supplemental redemption amount will be calculated on the final determination date and is equal to the product of $10 times the percentage, if any, by which the final average index value exceeds the initial index value.

     Presented below is a hypothetical example showing how the payout on the notes, including the supplemental redemption amount, is calculated.

Example:

The final average index value is 50% greater than the initial index value.

Hypothetical Initial Index Value:   1500
Hypothetical Final Average Index Value:     2250

                                            2250 - 1500
       Supplemental   Redemption   = $10 x  ----------- =  $5
       Amount per note                          1500

     In the example above, the total payout at maturity per note will equal $15, which is the sum of the principal amount of $10 and a supplemental redemption amount of $5.

     The supplemental redemption amount, if any, is based on the final average index value, which equals the arithmetic average of the closing values of the MSCI EAFE Index on four determination dates over the term of the notes. Because the value of the MSCI EAFE Index may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the MSCI EAFE Index over the term of the notes on the amount payable to you at maturity. However, the MSCI EAFE Index may not increase or decrease over the term of the notes in accordance with any of the trends depicted by the hypothetical examples below.

     The following four examples illustrate the payout at maturity on the notes for a range of hypothetical index closing values on each of the four determination dates and demonstrate the impact of basing the calculation of the supplemental redemption amount for the notes on the final average index value.

     These examples are based on a hypothetical initial index value of 1500 and an issue price per note of $10.00.

                                 ----------------------------------------------------------------
                                     Example 1        Example 2        Example 3      Example 4
                                 ----------------------------------------------------------------
                                   Index Closing    Index Closing    Index Closing  Index Closing
                                       Value            Value            Value          Value
                                 ----------------------------------------------------------------
         1st Determination Date        1600             1400             1800           1200
         2nd Determination Date        1700             1300             1900           1100
         3rd Determination Date        2000             1200             1500           1400
       Final Determination Date        2200             1100             1400           1700
-------------------------------------------------------------------------------------------------
     Final Average Index Value:        1875             1250             1650           1350
-------------------------------------------------------------------------------------------------
Supplemental Redemption Amount:        $2.50            $0.00            $1.00          $0.00
-------------------------------------------------------------------------------------------------
    Return at maturity on a $10
                    investment:        $12.50           $10.00           $11.00         $10.00
----------------------------------------------------------------------------------------------------

o In Example 1, the index closing value increases on each determination date. Consequently, the final average index value of 1875 is lower than the index closing value of 2200 on the final determination date. At maturity, for each note the investor receives $12.50, the sum of the principal amount of $10.00 and the supplemental redemption amount of $2.50. The return on the notes at maturity represents a 25% increase above the issue price, which is less than the simple index return of 47% over the term of the notes.

o In Example 2, the index closing value decreases on the each determination date. Consequently, the final average index value of 1250 is higher than the index closing value of 1100 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount. However, the investor receives the principal amount of $10.00 for each note at maturity, even though the index declines 27% over the term of the notes.

o In Example 3, the index closing value reaches a high of 1900 on the second determination date and declines on subsequent determination dates. At maturity, the final average index value of 1650 is higher than the index closing value of 1400 on the final determination date. For each note the investor receives $11.00, the sum of the principal amount of $10.00 and the supplemental redemption amount of $1.00 at maturity. The return on the notes at maturity represents a 10% increase above the issue price, even though the index declines 7% over the term of the notes.

o In Example 4, the index closing value declines on each of the first two determination dates to a low of 1100 and increases on subsequent determination dates. At maturity, the final average index value of 1350 is less than the index value of 1700 on the final determination date. Because the final average index value is less than the initial index value, there is no supplemental redemption amount, and the investor receives only the principal amount of $10.00 for each note at maturity. The return of only the principal amount of the notes at maturity is less than the simple index return of 13% over the term of the notes.

o You can review the historical values of the MSCI EAFE Index for the period from January 1, 2000 through April 28, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the MSCI EAFE Index based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and, unlike ordinary debt securities, the notes do not pay interest. Investing in the notes is not equivalent to investing directly in the MSCI EAFE Index. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes,    The terms of the notes differ from those of
the notes do not pay interest    ordinary debt securities in that we will not
                                 pay interest on the notes. Because the
                                 supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average index value over the initial index value.

The notes may not pay more       If the final average index value is less than
than the principal amount at     or equal to the initial index value, you will
maturity                         receive only the principal amount of $10 for
                                 each note you hold at maturity.

Secondary trading may be         There may be little or no secondary market for
limited                          the notes. Although we will apply to list the
                                 notes on the American Stock Exchange LLC, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co.
                                 currently intends to act as a market maker for the notes but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your notes would likely be lower than if an active market existed.

Market price of the notes        Several factors, many of which are beyond our
influenced by many               control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

                                 o    the value of the MSCI EAFE Index at any
                                      time and on specific determination dates

                                 o the volatility (frequency and magnitude of changes in value) of the MSCI EAFE Index

                                 o    interest and yield rates in the market

                                 o    geopolitical conditions and economic,
                                      financial, political and regulatory or
                                      judicial events that affect the securities underlying the MSCI EAFE Index or stock markets generally and that may affect the final average index value

                                 o the time remaining to the maturity of the notes

                                 o the dividend rate on the stocks underlying the MSCI EAFE Index

                                 o    our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the MSCI EAFE Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                                 You cannot predict the future performance of the MSCI EAFE Index based on its historical performance. We cannot guarantee that the final average index value will be higher than the initial index value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of                 Assuming no change in market conditions or any
commissions and projected        other relevant factors, the price, if any, at
profit from hedging in the       which MS & Co. is willing to purchase notes in
original issue price is likely   secondary market transactions will likely be
to adversely affect secondary    lower than the original issue price, since the
market prices                    original issue price included, and secondary
                                 market prices are likely to exclude,
                                 commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Potential risks of investing     The underlying stocks that constitute the MSCI
in a security linked to          EAFE Index have been issued by companies in
foreign shares                   various European and Asian countries, Australia
                                 and New Zealand. Investments in securities indexed to the value of such foreign equity securities involve risks associated with the securities market in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is less publicly available information about companies in some of these jurisdictions than about U.S.
                                 companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and generally foreign companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S.
                                 reporting companies.

                                 The prices of securities in Europe, Asia, Australia and New Zealand may be affected by political, economic, financial and social factors in such jurisdictions, including changes in a country's government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from economies in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments, like the recession experienced by the Japanese economy and certain other Asian economies.

The notes are subject to         Because the prices of the component securities
currency exchange risk           are converted into U.S. dollars for purposes of
                                 calculating the value of the component country indices and the MSCI EAFE Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the countries represented in the MSCI EAFE Index. An investor's net exposure will depend on the extent to which the currencies of the component country indices strengthen or weaken against the U.S. dollar and the relative weight of each component country index. If, taking into account such weighting, the dollar strengthens against the component currencies, the value of the MSCI EAFE Index will be adversely affected and the payment at maturity of the notes may be reduced.

                                 Of particular importance to potential currency exchange risk are:

                                 o    existing and expected rates of inflation

                                 o    existing and expected interest rate levels

                                 o    the balance of payments

                                 o    the extent of governmental surpluses or
                                      deficits in the component countries and
                                      he United States of America

                                 All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

Investing in the notes is not    Investing in the notes is not equivalent to
equivalent to investing in the   investing in the MSCI EAFE Index or its
MSCI EAFE Index                  component stocks. The payout you receive at
                                 maturity on the notes will be based on the closing value of the MSCI EAFE Index on the four determination dates. It is possible for the final average index value to be lower than the initial index value even if the value of the MSCI EAFE Index at maturity is higher than the initial index value. A decrease in the value of the MSCI EAFE Index on any one determination date could more than offset the increases in the value of the MSCI EAFE Index on the other determination dates.

Adjustments to the MSCI EAFE     MSCI is responsible for calculating and
Index could adversely affect     maintaining the MSCI EAFE Index. MSCI can add,
the value of the notes           delete or substitute the stocks underlying the
                                 MSCI EAFE Index or make other methodological changes that could change the value of the MSCI
                                 EAFE Index. MSCI may discontinue or suspend calculation or dissemination of the MSCI EAFE
                                 Index. Any of these actions could adversely affect the value of the notes.

You have no shareholder          As an investor in the notes, you will not have
rights                           voting rights to receive dividends or other
                                 distributions or any other rights with respect to the stocks that underlie the MSCI EAFE
                                 Index.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other of our affiliates are potentially
our affiliates are potentially   adverse to your interests as an investor in the
adverse to your interests        notes.

                                 MSCI may discontinue or suspend calculation or publication of the MSCI EAFE Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued MSCI EAFE Index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the notes will be an amount based on the closing prices of the stocks underlying the MSCI EAFE Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the MSCI EAFE Index last in effect prior to discontinuance of the MSCI EAFE Index.

                                 MSCI and MS & Co., the calculation agent, are each our subsidiaries. MSCI is responsible for calculating and maintaining the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI.

                                 The policies and judgments for which MSCI is responsible concerning additions, deletions, substitutions and weightings of the component country indices and of the component securities and the manner in which certain changes affecting such underlying securities are taken into account may affect the value of the MSCI EAFE Index. The inclusion of a stock in a component country index is not an investment recommendation by Morgan Stanley or MSCI of that stock. Furthermore, the policies and judgments for which MSCI is responsible with respect to the calculation of the MSCI EAFE Index, including, without limitation, the selection of the foreign exchange rates used for the purpose of establishing the daily prices of the component securities, could also affect the value of the MSCI EAFE Index.

                                 MS & Co. and MSCI are under no obligation to consider your interests as an investor in the notes and will not do so. Any such actions or judgments by MSCI or MS & Co. could adversely affect the value of the notes. See "Description of Notes--The MSCI EAFE Index--Maintenance of the MSCI EAFE Index and the Component Country Indices," "--The MSCI EAFE Index--Affiliation of MSCI, MS & Co. and Morgan Stanley" and "--Discontinuance of the MSCI EAFE Index; Alteration of Method of Calculation" below.

                                 As calculation agent, MS & Co. will determine the initial index value and the final average index value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or nonoccurrence of market disruption events and the selection of a successor index or calculation of any index closing value in the event of a discontinuance of the MSCI EAFE Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of the MSCI EAFE Index; Alteration of Method of Calculation."

                                 The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours will
by the calculation agent and     carry out hedging activities related to the
its affiliates could             notes (and possibly to other instruments linked
potentially adversely affect     to the MSCI EAFE Index or its component
the value of the MSCI EAFE       stocks), including trading in the stocks
Index                            underlying the MSCI EAFE Index as well as in
                                 other instruments related to the MSCI EAFE
                                 Index, the component country indices, the component region indices or the underlying stocks. MS & Co. and some of our other subsidiaries also trade the stocks underlying the MSCI EAFE Index and other financial instruments related to the MSCI EAFE Index, the component country indices, the component region indices and the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the MSCI EAFE Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes. Additionally, such hedging or trading activities during the term of the notes could potentially affect the value of the MSCI EAFE Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes.  The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                 (as defined in this pricing supplement) of the notes even though you will not receive any stated interest on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United States Federal Income
                                 Taxation" and the sections called "United
                                 States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities,
                                 Baskets of Securities or Indices" and "United
                                 States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $10 principal amount of any of our Capital Protected Notes Due December 30, 2008 Based on the Value of the MSCI EAFE Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount.......  $

Original Issue Date
(Settlement Date )...............                , 2005

Maturity Date....................  December 30, 2008, subject to extension in accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Final Average Index Value.

                                   If, due to a Market Disruption Event or
                                   otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the final Determination Date as postponed. See "--Determination Dates" below.

Specified Currency...............  U.S. dollars

CUSIP Number.....................  61746Y361

Minimum Denominations............  $10

Issue Price......................  $10 (100%)

Interest Rate....................  None

Maturity Redemption Amount.......  At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

                                   We shall, or shall cause the Calculation
                                   Agent to (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption Amount...  The Supplemental Redemption Amount will be equal to the product of $10 times the Index
                                   Percent Change; provided that the

                                   Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Index Percent Change.............  The Index Percent Change is a fraction, the numerator of which will be the Final Average
                                   Index Value minus the Initial Index Value and the denominator of which will be the Initial Index Value. The Index Percent Change is described by the following formula:

                                    (Final Average Index Value - Initial Index
                                                        Value)
                                   ---------------------------------------------
                                                  Initial Index Value


Initial Index Value..............                   , the Index Closing Value
                                   on the day we price the Notes for initial sale to the public.

Final Average Index Value........  The arithmetic average of the Index Closing
                                   Values on the four Determination Dates, as calculated by the Calculation Agent on the final Determination Date.

Index Closing Value..............  The Index Closing Value on any Index Business
                                   Day will equal the value of the MSCI EAFE
                                   Index or any Successor Index (as defined under "--Discontinuance of the MSCI EAFE Index; Alteration of Method of Calculation" below) at the regular official weekday time of publication in London (or the relevant location of any Successor Index) on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the MSCI EAFE Index described under "--Discontinuance of the MSCI EAFE Index; Alteration of Method of Calculation."

Determination Dates..............  The Determination Dates will be December 30,
                                   2005, December 30, 2006, December 30, 2007
                                   and December 26, 2008, in each case subject to adjustment for non-Index Business Days or Market Disruption Events as described in the following four paragraphs in this section.

                                   If any of the first three scheduled
                                   Determination Dates is not an Index Business
                                   Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Index Business Days immediately succeeding any of the first three scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Index Business Day in accordance with the formula for calculating the value of the MSCI EAFE Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price and number of shares in the Index (the "share amount") for each of the Component Securities (as defined under "--The Index" below), determined as described below.

                                   The closing prices and share amounts for the Component Securities with respect to which a Market Disruption Event has not occurred (determined as described in the following paragraph) on such fifth Index Business Day will be determined by the Calculation Agent on such fifth Index Business Day using the closing prices in the relevant markets for such Component Securities and share amounts for the Component Securities that, in each case, would have been used by the publisher of the MSCI EAFE Index at the regular official weekday time of publication of the MSCI EAFE Index in London (or the relevant location of any Successor Index) on such Index Business Day, as such closing prices would be converted into U.S. dollars using the relevant exchange rates reported by Bloomberg Financial Markets at the regular closing time of the Relevant Exchange for such Component Securities. The closing price and share amount for each Component Security with respect to which a Market Disruption Event has occurred on such fifth Index Business Day will be determined by the Calculation Agent on such fifth Index Business Day using the closing price and share amount (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price and share amount that would have prevailed but for such suspension or limitation) on such Index Business Day, as such closing price would be converted into U.S. dollars using the relevant exchange rates reported by Bloomberg Financial Markets at the regular closing time of the Relevant Exchange for such Component Securities.

                                   If the relevant exchange rates are not
                                   reported by Bloomberg Financial Markets (or any successor thereto), the applicable exchange rates will be determined by the Calculation Agent at its sole discretion.

                                   A Market Disruption Event will be deemed to have occurred with respect to a Component Security if it is included in the Component Country Index or the Component Region Index (each as defined below) that triggered the Market Disruption Event with respect to the MSCI EAFE Index.

                                   If December 26, 2008 (the final scheduled
                                   Determination Date) is not an Index Business
                                   Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred.

Trading Day......................  A day, as determined by the Calculation
                                   Agent, on which trading is generally
                                   conducted on the New York Stock Exchange,
                                   Inc. ("NYSE"), the American Stock Exchange
                                   LLC ("AMEX"), the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Index Business Day...............  Any Trading Day other than a Saturday or
                                   Sunday on which the MSCI EAFE Index (or
                                   Successor Index) is calculated.

Book Entry Note or
Certificated Note................  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of Securities--Global Securities--Registered
                                   Global Securities" in the accompanying
                                   prospectus.

Senior Note or Subordinated Note.  Senior

Trustee..........................  JPMorgan Chase Bank, N.A. (formerly known as
                                   JPMorgan Chase Bank)

Agent............................  Morgan Stanley & Co. Incorporated and its
                                   successors ("MS & Co.")

Market Disruption Event..........  Market Disruption Event means, with respect to the MSCI EAFE Index, the occurrence or existence of a suspension, absence or material limitation of trading of Component Securities then constituting 20 percent or more of the value of a Component Country Index or a Component Region Index (or the Successor Index) on the Relevant Exchanges for such Component Securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or a breakdown or failure in the reporting systems of MSCI or in the price and trade reporting systems of any Relevant Exchanges as a result of which the reported trading prices for Component Securities then constituting 20 percent or more of the value of a Component Country Index or a Component Region Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchanges are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange traded funds related to the MSCI EAFE Index (or the Successor Index), any Component Country Index, and Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a Component Security is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Component Country Index or Component Region Index, as applicable, shall be based on a comparison of (x) the portion of the value of the Component Country Index or Component Region Index attributable to that security relative to (y) the overall value of the Component Country Index or Component Region Index, in each case immediately before that suspension or limitation.

                                   For purposes of determining whether a Market
                                   Disruption Event has occurred: (1) a
                                   limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the MSCI EAFE Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the MSCI EAFE Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the MSCI EAFE Index, any Component Country Index, any Component Region Index or Component Securities constituting 20 percent or more of the value of a Component Country Index or a Component Region Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances. The MSCI Europe Index and the MSCI Far East Index (each a "Component Region Index") comprise the Component Securities in the Component Country Indices (described below in "--The MSCI EAFE Index--Index Calculation") within such region.

Relevant Exchange................  Relevant Exchange means the primary exchange or market of trading for any security then included in the MSCI EAFE Index or any Successor Index.

Alternate Exchange Calculation
  in Case of an Event of
  Default .......................  In case an event of default with respect to the Notes shall have occurred and be
                                   continuing, the amount declared due and
                                   payable
                                   for each Note upon any  acceleration
                                   of the Notes (the "Acceleration Amount") will be equal to the $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the Index Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration.

                                   If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Calculation Agent................  MS & Co.

                                   All determinations made by the Calculation
                                   Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                                   All calculations with respect to the Final
                                   Average Index Value and the Supplemental
                                   Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                                   Because the Calculation Agent is our
                                   affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, the Initial Index Value, the Final Average Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the MSCI EAFE Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The MSCI EAFE Index..............  We have derived all information contained in this pricing supplement regarding the MSCI
                                   EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI, a majority-owned subsidiary of

                                   Morgan Stanley, through numerous data
                                   vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited. See "--Affiliation of MSCI, MS & Co. and Morgan Stanley" below. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the MSCI EAFE Index.

                                   The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

                                   Index Calculation

                                   The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of all of the equity securities (the "Component Securities") constituting the MSCI indexes for the 21 selected countries (the "Component Country Indices"). Each Component Country Index is a sampling of equity securities across industry groups in such country's equity markets. See "--Maintenance of the MSCI EAFE Index and the Component Country Indices" below.

                                   Prices used to calculate the Component
                                   Securities are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by The WM Company at 5 p.m. Central Europe Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the Component Securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100.

                                   Maintenance of the MSCI EAFE Index and the Component Country Indices

                                   In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting Component Country Indices and the related Component Securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after the last scheduled Index close of each February, May, August and November.

                                   MSCI may add additional Component Country
                                   Indices to the MSCI EAFE Index or subtract one or more of its current Component Country Indices prior to the expiration of the Notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

                                   Each Component Country Index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each Component Country Index, emphasis is also placed on its continuity and on minimizing turnover in the MSCI EAFE Index.

                                   MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full Component Country Index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed annual timetable.

                                   Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

                                   The quarterly index review process is
                                   designed to ensure that the indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the annual full Component Country Index review due to their importance. These quarterly index reviews may result in additions and deletions of Component Securities from a Component Country Index and changes in "foreign inclusion factors" and in number of shares. Additions and deletions to Component Securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for Component Securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

                                   Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for Component Securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI's pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The implementation of changes resulting from quarterly index reviews occurs on only three dates throughout the year: as of the close of the last business day of February, August and November. The results of the quarterly index reviews are announced at least two weeks prior to their implementation. Any country may be impacted at the quarterly index review.

                                   The annual full Component Country Index
                                   review includes a re-appraisal of the free float-adjusted industry group representation within a country relative to the 85% target, a detailed review of the shareholder information used to estimate free float for Component and non-Component Securities, updating the minimum size guidelines for new and existing Component Securities, as well as changes typically considered for quarterly index reviews. During a full Component Country Index review, securities may be added or deleted from a Component Country Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for Component Securities changes during quarterly index reviews as discussed above. The results of the annual full Component Country Index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May.

                                   Index maintenance also includes monitoring and completing the adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs. Index maintenance of the Component Country Indices is reflected in the MSCI EAFE Index.

                                   Selection of Component Securities and
                                   Calculating and Adjusting for Free Float

                                   The selection of the Component Securities for each Component Country Index is based on the following guidelines:

                                   (i) Define the universe of listed securities within each country;

                                   (ii) Adjust the total market capitalization for each security for its respective free float available to foreign investors;

                                   (iii) Classify securities into industry
                                   groups under the Global Industry
                                   Classification Standard (GICS); and

                                   (iv) Select securities for inclusion
                                   according to MSCI's index construction rules and guidelines.

                                   To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security's share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

                                   MSCI will then derive a "foreign inclusion factor" for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then "float-adjust" the weight of each constituent company in an index by the company's foreign inclusion factor. Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in MSCI's indices.

                                   Once the free float factor has been
                                   determined for a security, the security's total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

                                   These guidelines and the policies
                                   implementing the guidelines are the
                                   responsibility of, and, ultimately, subject to adjustment by, MSCI.

                                   The MSCI EAFE Index is Subject to Currency
                                   Exchange Risk

                                   Because the closing prices of the Component
                                   Securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the Component Securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the Component Securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the Component Securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any Supplemental Redemption Amount. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the Notes. The return on an index composed of the Component Securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the MSCI EAFE Index, which is converted into U.S. dollars.

                                   Affiliation of MSCI, MS & Co. and Morgan
                                   Stanley

                                   Each of MSCI and MS & Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the MSCI EAFE Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the MSCI EAFE Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI(R) is a registered trademark and service mark of MSCI.

                                   BECAUSE EACH OF MSCI AND MS & CO. IS A
                                   SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC
                                   INTERESTS OF MSCI AND MS & CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE MSCI EAFE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE MSCI EAFE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE MSCI EAFE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE MSCI EAFE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE MSCI EAFE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE MSCI EAFE INDEX AND THAT, CONSEQUENTLY, MS & CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE FINAL AVERAGE INDEX VALUE AND THE SUPPLEMENTAL REDEMPTION AMOUNT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE NOTES.

                                   MSCI maintains policies and procedures
                                   regarding the handling and use of
                                   confidential proprietary information, and those policies and procedures will be in effect throughout the term of the Notes to restrict the use of information relating to the calculation of the MSCI EAFE Index prior to its dissemination.

                                   It is also possible that any advisory
                                   services that our affiliates provide in the course of any business with the issuers of the Component Securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the MSCI EAFE Index.

Discontinuance of the MSCI
EAFE Index; Alteration of Method
of Calculation...................  If MSCI discontinues publication of the MSCI
                                   EAFE Index and any entity (including MS &
                                   Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as a "Successor Index"), then the relevant Index Closing Value will be determined by reference to the value of such Successor Index at the appropriate time of publication, as determined by the Calculation Agent on the applicable Determination Date.

                                   Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three business days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                   If MSCI discontinues publication of the MSCI
                                   EAFE Index prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the MSCI EAFE Index last in effect prior to such discontinuance, using the closing price and share amount (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the MSCI EAFE Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI EAFE Index may adversely affect the value of the Notes.

                                   If at any time the method of calculating the MSCI EAFE Index or a Successor Index, or the value thereof, is changed in a material respect, or if the MSCI EAFE Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the MSCI EAFE Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the MSCI EAFE Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value and Index-linked Performance Amount with reference to the MSCI EAFE Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the MSCI EAFE Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the MSCI EAFE Index), then the Calculation Agent will adjust such index in order to arrive at a value of the MSCI EAFE Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information...........  The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the MSCI EAFE Index for each quarter in the period from January 1, 2000 through April 28, 2005. The Index Closing Value on April 28, 2005 was 1458.62. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the MSCI EAFE Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the MSCI EAFE Index on the Determination Dates. We cannot give you any assurance that the Final Average Index Value will be higher than the Initial Index Value so that you will receive a payment in excess of the $10 principal amount per Note at maturity.

                                                        MSCI EAFE Index Closing Values
                                                        High       Low     Period End
                                                      -------    -------    -------
                                   2000
                                   First Quarter....  1774.13    1646.62    1753.16
                                   Second Quarter...  1753.16    1553.44    1678.61
                                   Third Quarter....  1703.53    1511.67    1538.51
                                   Fourth Quarter...  1550.87    1424.07    1492.41
                                   2001
                                   First Quarter....  1495.36    1220.79    1282.99
                                   Second Quarter...  1386.40    1248.98    1261.49
                                   Third Quarter....  1271.95     995.59    1080.95
                                   Fourth Quarter...  1178.79    1072.45    1154.96
                                   2002
                                   First Quarter....  1179.43    1060.01    1155.60
                                   Second Quarter...  1190.24    1073.77    1123.01
                                   Third Quarter....  1128.11     881.44     897.05
                                   Fourth Quarter...   988.28     857.43     952.65

                                   2003
                                   First Quarter       984.21     823.51     868.55
                                   Second Quarter ..  1074.97     876.58    1025.74
                                   Third Quarter....  1138.13    1024.11    1103.39
                                   Fourth Quarter...  1288.77    1124.33    1288.77
                                   2004
                                   First Quarter....  1365.62    1286.25    1337.07
                                   Second Quarter...  1360.32    1226.65    1327.97
                                   Third Quarter....  1328.19    1258.55    1318.03
                                   Fourth Quarter ..  1515.48    1329.37    1515.48
                                   2005               1568.18    1462.16    1503.85
                                   First Quarter ...  1568.18    1462.16    1503.85
                                   Second Quarter
                                    (through April
                                     28, 2005)......  1518.07    1458.62    1458.62

                                   Source: Bloomberg Financial Markets

Use of Proceeds and Hedging......  The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                                   On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the MSCI EAFE Index, in futures or options contracts or exchange traded funds on the MSCI EAFE Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the MSCI EAFE Index, and therefore effectively increase the level of the MSCI EAFE Index that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Dates, by purchasing and selling the stocks underlying the MSCI EAFE Index, futures or options contracts or exchange traded funds on the MSCI EAFE Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activity will not affect the value of the MSCI EAFE Index, and, therefore, adversely affect the value of the Notes or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution...................  Under the terms and subject to the conditions contained in the U.S. distribution agreement
                                   referred to in the prospectus supplement
                                   under "Plan of Distribution," the Agent,
                                   acting as principal for its own account, has
                                   agreed to purchase, and we have agreed to
                                   sell, the principal amount of Notes set forth on the cover of this pricing supplement. The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. The Agent may allow a concession not in excess of $ per Note to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. We expect to deliver the Notes against payment therefor in New York,
                                   New York on                              ,
                                   2005. After the initial offering, the Agent may vary the offering price and other selling terms from time to time.

                                   In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the MSCI EAFE Index in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                                   General

                                   No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                   The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                   Brazil

                                   The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                   Chile

                                   The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                   Hong Kong

                                   The Notes may not be offered or sold in Hong
                                   Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                                   Mexico

                                   The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                   Singapore

                                   This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
  MSCI and Morgan Stanley........  MSCI and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI EAFE Index, which is owned and published by MSCI, in connection with certain securities, including the Notes.

                                   The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                                   THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD
                                   OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI
                                   (SAVE THE ISSUER, BEING AN AFFILIATE OF MSCI) OR ANY OTHER PERSON INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. NO MSCI PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE INVESTORS IN THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE

                                   LICENSORS OF CERTAIN TRADEMARKS, SERVICE
                                   MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR INVESTOR IN THE NOTES. NO MSCI PARTY HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR INVESTORS IN THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NO MSCI PARTY IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NO MSCI PARTY HAS ANY OBLIGATION OR LIABILITY TO THE INVESTORS IN THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

                                   ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR
                                   INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NO MSCI PARTY WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE NOTES, INVESTORS IN THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NO MSCI PARTY SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NO MSCI PARTY MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND EACH MSCI PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY MSCI PARTY HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                   The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability that the issuer may make elsewhere in this pricing supplement or the accompanying prospectus supplement or prospectus or otherwise to prospective or actual purchasers of or investors in the Notes.

                                   No purchaser, seller or holder of this
                                   security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark in any manner of endorsement without first contacting MSCI to determine whether MSCI's permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

 ERISA Matters for Pension Plans
  and Insurance Companies........  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                   In addition, we and certain of our
                                   subsidiaries and affiliates, including MS &
                                   Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                   The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                   Because we may be considered a party in
                                   interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or
                                   84-14 or such purchase, holding or
                                   disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                                   Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                                   Purchasers of the Notes have exclusive
                                   responsibility for ensuring that their
                                   purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal Income
Taxation.........................  The following summary is based on the opinion of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their Issue Price and (ii) will hold the Notes as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as:

                                   o    certain financial institutions;
                                   o    tax-exempt organizations;
                                   o    dealers and certain traders in
                                        securities or foreign currencies;

                                   o    investors holding a Note as part of a
                                        hedging transaction, straddle,
                                        conversion or other integrated
                                        transaction;

                                   o    U.S. Holders, as defined below, whose
                                        functional currency is not the U.S.
                                        dollar;

                                   o    partnerships;

                                   o    nonresident alien individuals who have
                                        lost their United States citizenship or
                                        who have ceased to be taxed as United
                                        States resident aliens;

                                   o    corporations that are treated as
                                        controlled foreign corporations or
                                        passive foreign investment companies;

                                   o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                   o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                                   o    Non-U.S. Holders who are individuals
                                        having a "tax home" (as defined in
                                        Section 911(d)(3) of the Code) in the
                                        United States.

                                   If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                   U.S. Holders

                                   This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                   o    a citizen or resident of the United
                                        States;

                                   o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                                   o    an estate or trust the income of which
                                        is subject to U.S. federal income
                                        taxation regardless of its source.

                                   The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                                   In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                                   The rate of accrual of OID on the Notes is
                                   the yield at which we would issue a fixed
                                   rate debt instrument with terms similar to
                                   those of the Notes or the applicable federal
                                   rate, whichever is greater (our "comparable
                                   yield") and is determined at the time of the
                                   issuance of the Notes. We have determined
                                   that the "comparable yield" is a rate of    %
                                   compounded annually. Based on our
                                   determination of the comparable yield, the
                                   "projected payment schedule" for a Note
                                   (assuming an issue price of $10) consists of
                                   a projected amount equal to $        due at
                                   maturity.

                                   The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar period assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule (as described below):

                                                                          OID        TOTAL OID DEEMED
                                                                       DEEMED TO     TO HAVE ACCRUED
                                                                     ACCRUE DURING    FROM ORIGINAL
                                                                        ACCRUAL      ISSUE DATE (PER
                                                                      PERIOD (PER    NOTE) AS OF END
                                            ACCRUAL PERIOD               NOTE)      OF ACCRUAL PERIOD
                                            --------------           -------------  -----------------
                                   Original Issue Date through
                                      December 31, 2005..........          $              $
                                   January 1, 2006 through
                                      December 31, 2006..........          $              $
                                   January 1, 2007 through
                                      December 31, 2007..........          $              $
                                   January 1, 2008 through
                                      December 30, 2008..........          $              $

                                   The comparable yield and the projected
                                   payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                                   Non-U.S. Holders

                                   This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                                   o   a nonresident alien individual;
                                   o   a foreign corporation; or
                                   o   a foreign trust or estate.

                                   Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                                   o    such Non-U.S. Holder does not own,
                                        actually or constructively, 10% or more
                                        of the total combined voting power of
                                        all classes of stock of Morgan Stanley
                                        entitled to vote and is not a bank
                                        receiving interest described in Section
                                        881(c)(3)(A) of the Code; and

                                   o    the certification required by Section
                                        871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                   Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                                   Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                                   If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                                   Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.